          As filed with the Securities and Exchange Commission on August 6, 1999

                                                  Registration No. 333-_________

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ----------------------

                                 STEELCASE INC.
               (Exact name of Company as specified in its charter)

           Michigan                                         38-0819050
(State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                          Identification No.)

                                 901 44th Street
                          Grand Rapids, Michigan 49508
          (Address, including zip code, of principal executive offices)

                    Steelcase Inc. Deferred Compensation Plan
                            (Full title of the plan)

                              Jon D. Botsford, Esq.
                          General Counsel and Secretary
                                 Steelcase Inc.
                                 901 44th Street
                          Grand Rapids, Michigan 49508
                                 (616) 246-9600
 (Name, address and telephone number, including area code, of agent for service)
                            -------------------------

                        Copies of all communications to:

                              Jon D. Botsford, Esq.
                          General Counsel and Secretary
                                 Steelcase Inc.
                                 901 44th Street
                          Grand Rapids, Michigan 49508
                                 (616) 246-9600
                            -------------------------

                         CALCULATION OF REGISTRATION FEE

============================================================================================================================
                                                                                        Proposed
                                                              Proposed                   Maximum
  Title of Securities             Amount to be             Maximum Offering         Aggregate Offering        Amount of
  to be Registered(1)             Registered(2)           Price Per Share(2)              Price           Registration Fee
----------------------------------------------------------------------------------------------------------------------------
Deferred Compensation               $7,500,000                 100%                 $7,500,000               $2,085.00
Obligations
===========================================================================================================================

(1) The Deferred Compensation Obligations are unsecured obligations of Steelcase Inc. to pay deferred compensation in the future in accordance with the terms of the Steelcase Inc. Deferred Compensation Plan.
(2)       Estimated solely for the purpose of determining the registration fee.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

         The documents listed below are incorporated by reference in this registration statement:

         1. Annual Report of Steelcase Inc. (the "Company") on Form 10-K for the fiscal year ended February 26, 1999, as filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         2. Quarterly Report of the Company on Form 10-Q for the first quarter ended May 28, 1999, as filed with the Commission pursuant to the Exchange Act.

         3. Current Report of the Company on Form 8-K/A, as filed with the Commission pursuant to the Exchange Act on June 16, 1999.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.           Description of Securities.

         Under the Steelcase Inc. Deferred Compensation Plan (the "Plan"), the Company will provide eligible employees of the Company and its subsidiaries and affiliates with the opportunity to elect to defer a specified portion of their base compensation and bonus. The obligations of the Company under the Plan (the "Obligations") will be unsecured general obligations of the Company to pay the compensation deferred in accordance with the terms of the Plan, and will rank equally with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

         The amount of compensation to be deferred by each participant (the "Deferral Account") will be determined in accordance with the Plan based on elections by the participant. Each Deferral Account generally will be payable on one or more dates selected by the participant in accordance with the terms of the Plan. The Deferral Account will be indexed to one or more investment options (which, among others, include one or more mutual funds) chosen by each participant from a list of such investment options. Each Deferral Account will be adjusted to reflect the investment experience of the selected investment option or options, including any appreciation or depreciation. No Deferral Account, however, will constitute an interest in any such investment option.

         The participant's rights to any payments under this Plan, shall at all times be nonforfeitable, except that in the event the participant's employment is terminated for gross misconduct (as defined in the Plan) or the participant competes with the Company (as defined in the Plan) following termination of employment, the participant shall forfeit any earnings credited to his or her Deferral Account and such participant shall be entitled only to the amount of base compensation and bonus he or she has deferred under the Plan.

         Benefits, payments, proceeds, claims, rights or interest of the participant or his or her beneficiary to or under this Plan shall not be subject in any manner to any claims, attachments or encumbrances due to the death, contracts, liabilities, engagements or torts of the participant or his or her beneficiary, directly or indirectly, or be subject to any claim of any creditor of the participant or his or her beneficiary, through legal process or otherwise; nor shall the participant or his or her beneficiary be able or permitted in any manner to transfer, encumber, pledge, anticipate, alienate, sell, or assign any such benefits, payments, proceeds, claims, rights or interest, contingent or otherwise.

         The Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by the participant, at the option of the Company, or through operation of a mandatory or optional sinking fund or analogous provision. The Company reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect the right of a participant to the balance of his or her Deferred Account as of the date of such amendment or termination.

         The Obligations are not convertible into another security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to the Obligations, and each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any request for consent, waivers, or amendments pertaining to the Obligations, enforcing covenants, and taking action upon a default.

Item 5.           Interests of Named Experts and Counsel.

         Not applicable.

Item 6.           Indemnification of Directors and Officers.

         Section 561 of the Michigan Business Corporation Act provides that a Michigan corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative), other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to any criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. In addition, Section 562 of the Michigan Business Corporation Act ("Section 562") provides that a Michigan corporation may indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders. Section 562 does not permit indemnification for a claim, issue or matter in which the person has been found liable to the corporation unless application for indemnification is made to, and approved by, the court conducting the proceeding or another court of competent jurisdiction.

         The Company's Second Restated Articles of Incorporation provides that, to the fullest extent permitted by the Michigan Business Corporation Act, no director of the Company shall be personally liable to the Company or its shareholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Company. The Company's Amended By-laws generally provide that, to the fullest extent permitted by the Michigan Business Corporation Act, the Company shall (i) indemnify any person who was, is or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation (including a subsidiary corporation), limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of anything done by such person in such capacity (a "Covered Matter") and (ii) pay or reimburse the reasonable expenses incurred by such person in connection with any Covered Matter in advance of final disposition of such Covered Matter. In addition, the Company's Amended By-laws allow the Company's Board of Directors to authorize such other indemnification to directors, officers, employees and agents by insurance, contract or otherwise as is permitted by law.

         The foregoing statements are subject to the detailed provisions of the Michigan Business Corporation Act, the Company's Second Restated Articles of Incorporation and the Company's Amended By-laws.

Item 7.           Exemption from Registration Claimed.

         Not applicable.

Item 8.           Exhibits.

         The following exhibits are filed as part of this Registration
Statement:

Exhibit No.                Description

     4.1          Steelcase Inc. Deferred Compensation Plan.

     4.2* Second Restated Articles of Incorporation of the Company (previously filed as Exhibit 3.1 of the Company's Registration Statement on Form S-1 (File No. 333-41647), effective February 17, 1998).

     4.3*         Amended By-laws of the Company (previously filed as Exhibit
                  3.2 of the Company's Registration Statement on Form S-1 (File No. 333-41647), effective February 17, 1998).

     5 Opinion of Honigman Miller Schwartz and Cohn as to the validity of the securities to be issued.

     23.1         Consent of BDO Seidman, LLP.

     23.2         Consent of Barbier Frinault & Associes.

     23.3 Consent of Honigman Miller Schwartz and Cohn (contained in the opinion of counsel filed as Exhibit 5).

     24           Power of Attorney (set forth on page 7).

------------------------------

*Incorporated by reference.


Item 9.           Undertakings.

         (a)      The undersigned Company hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                      (ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                      Provided, however, that paragraphs (a)(1)(i) and
                  (a)(1)(ii) do not apply if this Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
                  Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, State of Michigan, on this 6th day of August, 1999.

                                     STEELCASE INC.


                                     By:  /s/ JAMES P. HACKETT
                                        ----------------------------------------
                                          James P. Hackett
                                          President and Chief Executive Officer


                        POWER OF ATTORNEY AND SIGNATURES

         We, the undersigned officers and directors of Steelcase Inc., hereby severally constitute and appoint James P. Hackett and Alwyn Rougier-Chapman, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below any and all amendments to this Registration Statement and generally to do all such things in our names and on our behalf in our capacities as officers and directors of Steelcase Inc. to enable Steelcase Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or either of them, to this Registration Statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the indicated capacities on this 6th day of August, 1999.

           Signature                                  Title


        /s/ DAVID BING                  Director
-----------------------------------
            David Bing


    /s/ WILLIAM P. CRAWFORD             President and Chief Executive Officer --
-----------------------------------       Steelcase Design Partnership
        William P. Crawford               and Director


    /s/ JAMES P. HACKETT                President, Chief Executive Officer and
-----------------------------------       Director (Principal Executive Officer)
        James P. Hackett

      /s/ EARL D. HOLTON                Chairman of the Board of Directors and
-----------------------------------        Director
          Earl D. Holton


    /s/ DAVID D. HUNTING, JR.           Director
-----------------------------------
        David D. Hunting, Jr.


     /s/ FRANK H. MERLOTTI              Director
-----------------------------------
         Frank H. Merlotti


   /s/ ALWYN ROUGIER-CHAPMAN            Senior Vice President - Finance,
-----------------------------------       Chief Financial Officer and Treasurer
       Alwyn Rougier-Chapman              (Principal Financial Officer and
                                          Principal Accounting Officer)


      /s/ ROBERT C. PEW II              Director
-----------------------------------
          Robert C. Pew II


      /s/ ROBERT C. PEW III             Director
-----------------------------------
          Robert C. Pew III


        /s/ PETER M. WEGE               Vice Chairman of the Board of Directors
-----------------------------------       and Director
            Peter M. Wege


       /s/ PETER M. WEGE II             Director
-----------------------------------
           Peter M. Wege II


       /s/ P. CRAIG WELCH, JR.          Director
-----------------------------------
           P. Craig Welch, Jr.

                                INDEX TO EXHIBITS


Exhibit No.                     Description
-----------                     -----------

     4.1        Steelcase Inc. Deferred Compensation Plan.

     4.2* Second Restated Articles of Incorporation of the Company (previously filed as Exhibit 3.1 of the Company's Registration Statement on form S-1 (File No. 333-41647, effective February 17, 1998).

     4.3* Amended By-laws of the Company (previously filed as Exhibit 3.2 of the Company's Registration Statement on form S-1 (File No. 333-41647, effective February 17, 1998).

     5 Opinion of Honigman Miller Schwartz and Cohn as to the validity of the securities to be issued.

     23.1       Consent of BDO Seidman, LLP.

     23.2       Consent of Barbier Frinault & Associes.

     23.3 Consent of Honigman Miller Schwartz and Cohn (contained in the opinion of counsel filed as Exhibit 5).

     24         Power of Attorney (set forth on page 7).

------------------------------

*Incorporated by reference.